FORM OF WARRANT EXERCISE AGREEMENT
[Letterhead of China Bio Energy Holding Group Co., Ltd.]

October ___, 2008

[Warrant Holder]

Gentlemen:

This will confirm your agreement with China Bio Energy Holding Group Co., Ltd. (the "Company"), with respect to the exercise, prior to the expiration date, of the Company’s Series A-1 Warrant to purchase up to _________ shares of common stock, par value $0.0001 per share (the “Common Stock”), dated October 23, 2007 (the “A-1 Warrant”). You and the Company have agreed as follows:

1. Within three (3) calendar days after the execution of this letter agreement, you will deliver a notice of exercise of the A-1 Warrant, in the form attached thereto (the “Notice of Exercise”) to the Company. The Notice of Exercise will provide that you have elected to purchase _________ shares of Common Stock covered by the A-1 Warrant, which represents 50% of the amount of the A-1 Warrant. In connection with the delivery of the Notice of Exercise and in accordance with the terms of the A-1 Warrant, you shall deliver by wire transfer of immediately available funds an amount equal to $_________, which amount shall be payment in full for the partial exercise of the A-1 Warrant.

2. In consideration of such exercise, the Company has agreed, with respect to the exercise of the remainder of the shares of Common Stock underlying the A-1Warrant, and with respect to the Company’s Series A-2 Warrant to purchase up to _________ shares of Common Stock, dated October 23, 2007, that you hold (the “A-2 Warrant”, and together with the A-1 Warrant, the “Warrants”), to (i) amend the Warrants to grant to you the right to cashless exercise the Warrants at any time, and (ii) to amend the definition of “Per Share Market Value” set forth in Section 9 of each Warrant, so that it includes, on any particular day, a 10% discount to the closing bid price per share of the Common Stock. The foregoing, as well as additional amendments, as per your request, are included in the form of the Amended and Restated Warrant, attached hereto as Exhibit A.

3. Further, the Company has agreed to grant to you registration rights with respect to the shares of Common Stock exercised under the A-1 Warrant. The terms and conditions of such registration to be set forth in a registration rights agreement to be entered into simultaneously with the execution of this letter agreement, which shall supersede and replace the Registration Rights Agreement, dated October 23, 2007 between the Company and you (the “Original Registration Rights Agreement”). It being understood that upon execution of this letter agreement, the Original Registration Rights Agreement shall terminate, and no longer be in full force and effect without any further action by the parties.

If you agree with the foregoing, please execute this letter agreement in the appropriate space set forth below.

Sincerely yours,

China Bio Energy Holding Group Co., Ltd.

By: _________________________

Name: Gao Xincheng
Title: Chief Executive Officer

Accepted and Agreed by:

Vision Opportunity Master Fund, Ltd.

By: _________________________

Name:
Title: